SUBSIDIARIES OF THE COMPANY


     1)   Brister's Thunder Karts, Inc., a Louisiana corporation

     2)   USA Industries, Inc., an Alabama corporation

     3)   Straight Line Manufacturing, Inc., a Michigan corporation

     4)   KINT, L.L.C., a Louisana limited liability company